UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 4, 2005

Rudolph Technologies, Inc.
(Exact name of registrant as specified in its charter)
DELAWARE	000-27965	22-3531208
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Rudolph Road, Flanders, NJ 07836
(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (973) 691-1300

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

         On May 4, 2005, Rudolph Technologies, Inc. issued a press release reporting its financial results for the three months ended March 31, 2005.  The press release is attached hereto as Exhibit 99.1.

        The information in this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

            (c)  Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release issued May 4, 2005

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release issued May 4, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rudolph Technologies, Inc.

Date: May 4, 2005	By: /s/ Paul F. McLaughlin
Paul F. McLaughlin Chairman and Chief Executive Officer

EXHIBIT 99.1

RUDOLPH'S FIRST QUARTER REVENUE INCREASES 22%
OVER PRIOR YEAR; EPS IN-LINE WITH GUIDANCE

FLANDERS, NJ, May 4, 2005 - Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process control equipment for thin film measurement and macro-defect inspection during integrated circuit manufacturing, today announced financial results for the first quarter ended March 31, 2005.

Highlights for the first quarter include:

*    Revenue of $23.1 million increases 22% year-over-year
*    EPS of $0.10 including approximately $0.02 per share charge for merger and acquisition activities
*    Operating profit increases 100% year-over-year to $1.9 million
*    Cash and marketable securities increase $7.7 million to $84.4 million

Discussing the first quarter results, Paul F. McLaughlin, Chairman and CEO commented:

"We are very pleased with our performance for the first quarter. Our new products continue to gain customer acceptance in all three of our core technologies: metal film metrology, transparent film metrology and macro-defect inspection tools. I am particularly satisfied with our shipment of multiple units of our latest generation of macro-defect inspection systems, as we have delivered both WaferView 320 and WaferView 320 Turbo models to a customer in Europe. We expect to recognize revenue from these tools in the coming months. We believe the "best-of-breed" capability of these tools, specifically the ability to inspect front side, back side and edges of 300-millimeter wafers at industry leading throughput, gives us a strong foothold in one of the fastest growing market segments of process control. On the strategic growth front, we made an offer for August Technology in order to accelerate our growth in the inspection area."

The Company's first quarter revenue totaled $23.1 million, a 22% increase compared to $18.9 million for the first quarter of 2004. Revenue for the 2005 first quarter remained flat compared to the 2004 fourth quarter revenue of $23.1 million. During the first quarter, international sales represented approximately 67% of revenue while domestic sales accounted for 33%. This compares to international sales of 82% and domestic sales of 18% in the year-ago quarter. Approximately 94% of the Company's 2005 first quarter tool revenue was from 300-millimeter tools.

The Company continued its strong heritage of profitability as first quarter net income totaled $1.7 million, or $0.10 per diluted share compared to $978,000 or $0.06 per diluted share, for the 2004 first quarter. First quarter 2005 earnings were impacted by merger and acquisition (M&A) related charges of $362,000 or approximately $.02 per share. Diluted earnings per share, excluding M&A charges, were at the high end of the Company's previously targeted range. The Company reported net income of $2.1 million, or $0.12 per diluted share for the 2004 fourth quarter.

First quarter gross margin was 47% compared to 46% in the 2004 first quarter. The gross margin in the 2004 fourth quarter was 47%. The year-over-year increase in gross margin is primarily due to an increase in revenue, specifically, an increase in metal tool revenue, which increased 34% year-over-year and typically has higher margins. The increase in gross margin was partially offset by higher foreign operation costs over the prior year.

Research & development (R&D) expenses for the first quarter totaled $3.4 million, compared to $3.6 million in the fourth quarter of 2004, and $4.2 million in the year-ago period. As a percentage of revenue, R&D was 15%, compared to 16% last quarter, and 22% in the same quarter last year. The sequential decrease is primarily due to lower headcount and the timing of project costs. The Company continues to maintain its commitment to investing in new product development and enhancement to existing products as it positions itself for future growth. The Company expects R&D for the second quarter of 2005 to be a similar percentage of revenue as the first quarter of 2005.

Selling, general & administrative (S,G&A) expenses for the first quarter totaled $5.3 million, compared to $4.4 million in the fourth quarter of 2004, and $3.3 million in the prior year period. As a percentage of revenue, S,G&A was 23% in the 2005 first quarter, 19% in the fourth quarter of 2004 and 17% in the prior year period. The sequential increase in absolute dollars is primarily due to higher compensation costs, the cost associated with the Company's M&A activities, and an increase in outside auditor fees for the completion of the 2004 Sarbanes-Oxley Section 404 reporting compliance. In addition, the first quarter 2005 SG&A costs were higher due to a credit recorded in the fourth quarter of 2004, which reduced fourth quarter insurance expense.

Balance Sheet Strength

The Company's cash and marketable securities increased $7.7 million to $84.4 million at the end of the first quarter of 2005. The increase was primarily due to cash generated by operations and a reduction in inventory levels. Working capital increased from December 31, 2004 to $122.9 million.

Outlook

The Company is currently anticipating revenue for the second quarter ending June 30, 2005 to be flat to down 10% below that of the 2005 first quarter revenue of $23.1 million. The Company is forecasting EPS of $0.10 to $0.12 per diluted share for the 2005 second quarter, excluding any cost related to the Company's merger and acquisition activities.

Conference Call

Rudolph Technologies will be hosting a conference call today at 4:45 PM ET. A live webcast will also be available to investors on the Company's web site at www.rudolphtech.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software.

About Rudolph Technologies

Rudolph Technologies is a worldwide leader in the design, development, manufacture and support of high-performance process control metrology systems used by semiconductor device manufacturers. The Company provides a full-fab solution through its families of proprietary systems for metrology applications used throughout the device manufacturing process. Rudolph's product development has successfully anticipated and addressed many emerging trends that are driving the semiconductor industry's growth. The Company's success in creating complementary metrology applications through aggressive research and development is key to Rudolph's strategy for continued technological and market leadership.

This press release contains forward-looking statements, including, but not limited to, statements related to our expectations regarding our revenue and earnings expectations for the second quarter, future growth of our business, and the overall direction of the market. Actual results may differ materially from those projected due to a number of risks, including, but not limited to, the impact of a slowdown in the overall economy, the uncertainty of the current global political environment, the potential for terrorist attacks, the potential for business disruptions due to infectious diseases, changes in customer demands for our existing and new products, the timing, cancellation or delay of customer orders and shipments, the timing of revenue recognition of shipments, new product offerings from our competitors, changes in or an inability to execute Rudolph Technologies' business strategy, unanticipated manufacturing or supply problems, and changes in tax rules. Rudolph Technologies cannot guarantee future results, levels of activity, performance or achievements. The matters discussed in this press release also involve risks and uncertainties summarized under the heading "Factors that May Affect Future Results" in Rudolph Technologies' Form 10-K filed for the year ended December 31, 2004. These factors are updated from time to time through the filing of reports and registration statements with the Securities and Exchange Commission. Rudolph Technologies does not assume any obligation to update the forward-looking information contained in this press release.

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS ($000) - (Unaudited)

	March 31,	December 31,
	2005	2004
ASSETS
Current assets
Cash and marketable securities	$ 84,418	$ 76,747
Accounts receivable, net	20,461	20,827
Inventories	31,918	33,996
Prepaid and other assets	3,031	3,050
Total current assets	139,828	134,620
Net property, plant and equipment	7,451	8,330
Intangibles	22,530	22,749
Other assets	6,125	5,581
Total assets	$ 175,934	$ 171,280

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$ 9,192	$ 9,313
Other current liabilities	7,757	5,192
Total current liabilities	16,949	14,505
Stockholders' equity	158,985	156,775
Total liabilities & stockholders' equity	$ 175,934	$ 171,280

(table to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS ($000) - (Unaudited)

	Three Months Ended
	March 31,	March 31,
	2005	2004

Revenues	$ 23,057	$ 18,892
Cost of revenues	12,295	10,288
Gross profit	10,762	8,604
Operating expenses:
Research and development	3,371	4,171
Selling, general and administrative	5,322	3,293
Amortization	219	219
Total operating expenses	8,912	7,683
Operating income	1,850	921
Interest income and other, net	424	349
Provision for income taxes	525	292
Net income	$ 1,749	$ 978

Net income per share:

Basic	$ 0.10	$ 0.06
Diluted	$ 0.10	$ 0.06

Weighted average shares outstanding:

Basic	16,841,197	16,693,407
Diluted	16,922,968	17,030,736

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